CALTON, INC.
                                   FORM 10-K
                    FOR FISCAL YEAR ENDED NOVEMBER 30, 1996

                                 EXHIBIT 10.4
                   CALTON, INC. INCENTIVE COMPENSATION PLAN


1.   PURPOSE

     Pursuant to Calton's ("Calton" or the "Company") philosophy of providing compensation to its employees which is competitive with the compensation offered by similar companies operating in the same regions and emphasizing incentive compensation as a result of the cyclical nature of the Company's business, the Company has established the Calton, Inc. Incentive Compensation Plan (the "Plan") to promote the interests of Calton and its shareholders by enhancing the Company's ability to attract, retain and motivate highly qualified individuals to serve the Company and its subsidiaries by providing such individuals the opportunity to earn meaningful additional compensation based on the operating results of the Company.


2.   EFFECTIVE DATE AND TERM OF THE PLAN

     The Plan shall be effective as of June 1, 1993, subject to the approval of the Company's Board of Directors (the "Board"), and it shall terminate on November 30, 1998 (the "Term"). The Board, in its sole discretion, may renew, for up to two (2) fiscal years upon each such renewal, the Term of the Plan and the provisions hereunder.


3.   PARTICIPATION

     All officers of the Company and its subsidiaries and all managers that participate in the Company's Management Objective Bonus Program are eligible for participation in the Plan. In addition, up to 10% of the Incentive Pool (as defined below) may be used for bonuses to other full time employees of the Company and its subsidiaries who are not otherwise eligible for commissions or bonuses. The employees that are eligible to participate in the Plan (the "Eligible Employees") shall be determined each fiscal year by the Compensation Committee of the Board (the "Committee") based on the recommendations of the President and Chief Executive Officer of the Company. The determination of Eligible Employees entitled to participate in the Plan shall be made by the Committee no later than the end of the first quarter of any fiscal year; provided, however, that an Eligible Employee hired after the end of the first quarter of any fiscal year may be considered by the Committee for participation in the Plan. Participation in the Plan during any one fiscal year does not imply or guarantee participation in any other fiscal year during the Term of the Plan.


4.   INCENTIVE COMPENSATION

     The available pool of incentive compensation (the "Incentive Pool") under this Plan during any particular fiscal year shall be equal to ten percent (10%) of the Company's pre-tax income as reported in the Company's Form 10-K for a particular fiscal year, subject to certain non-operating adjustments (the "Adjustments") that may be made to the Incentive Pool at the discretion of the Committee to remove the effect of events or transactions not in the ordinary course of the Company's operations.


5.   DISTRIBUTION OF INCENTIVE COMPENSATION

     The President and Chief Executive Officer of the Company shall recommend the dollar amount of an award from the Incentive Pool (the "Incentive Award") to be granted to each Eligible Employee participating in the Plan; provided, however, that an Eligible Employee participating in the Plan may not receive an Incentive Award during any particular fiscal year that exceeds the lesser of twenty (20%) of the Incentive Pool or one hundred percent (100%) of the Eligible Employee's base salary compensation for the same fiscal year; provided, however, that the Committee reserves the right to make special, supplemental grants that exceed one hundred percent (100%) of an Eligible Employee's base salary for a particular fiscal year. The Committee shall then review and approve, with the power to alter, modify or disapprove in whole or in part, the proposed Incentive Award for each Eligible Employee participating in the Plan no later than February 15 of the succeeding fiscal year, or the fifteenth day of the last month of the first quarter of the succeeding fiscal year if the end of such preceding fiscal year is other than November 30. An Eligible Employee selected for participation in the Plan who was hired by the Company or one of its subsidiaries subsequent to the commencement of the relevant fiscal year shall only be entitled to a pro-rata portion of any Incentive Award. An Eligible Employee participating in the Plan shall not be entitled to receive any Incentive Award until the grant of any such Incentive Award has been approved by the Committee. Any Incentive Award shall be distributed and paid to an Eligible Employee in accordance with the Company's ordinary payroll policies and procedures during the last pay period of February of each fiscal year, or during the last pay period of the last month of the first quarter of the fiscal year if the end of such preceding fiscal year is other than November 30. All approved and paid Incentive Awards shall be subject to all tax withholding and reporting requirements.


6.   TERMINATION

     (a) Upon termination of employment without just cause of an Eligible Employee selected to participate in the Plan, the Eligible Employee, in the sole discretion of the Committee, shall be entitled to receive an Incentive Award for the year of such termination in an amount not to exceed fifty percent (50%) of the average Incentive Award made to Eligible Employees for the particular fiscal year in which such termination occurred; provided, however, that if any Incentive Award is granted, such Incentive Award shall be prorated for the actual number of days the Eligible Employee was employed by the Company during the particular fiscal year. For purposes of the Plan, termination of an Eligible Employee "without just cause" shall include, without limitation, retirement with consent of the Company, death, permanent disability, and termination by the Company for any reason other than for just cause as defined in (b) hereinbelow.

     (b) Upon the termination of employment of an Eligible Employee selected to participate in the plan for a particular fiscal year for just cause by the Company, the Committee shall not grant, and the Eligible Employee shall not be entitled to, an Incentive Award for the fiscal year in which termination occurred. For purposes of the Plan, the term "just cause" includes: (i) an Eligible Employee's conviction for a felony or for fraud; (ii) an Eligible Employee engaging in any conduct, by way of act or omission, which in the opinion of the Company's Board has the potential to cause, or does cause, a material adverse effect on the Company's business; (iii) an Eligible Employee failing to return from authorized leave from the Company; (iv) an Eligible Employee being found to be under the influence of, or to have distributed, any illegal narcotic substance while on the Company's premises, including any project site of the Company; (v) an Eligible Employee acting dishonestly or committing theft of Company property; or (vi) the work performance of an Eligible Employee failing to meet established Company standards; provided, however, that the definition of "just cause" in any employment agreement between an Eligible Employee and the Company, if any, shall supersede and take the place of the preceding definition.


7.   AMENDMENT OR DISCONTINUANCE

     At any time during the Term of the Plan, the Committee may alter, amend, suspend or discontinue the Plan.


8.   OTHER AGREEMENTS

     In the event that any term or condition of this Plan varies from, or is in any way dissimilar to or in contrast with, any term, condition or provision of any other agreement between the Company and an Eligible Employee, such as an employment agreement, the relevant terms, conditions and/or provisions of such other agreement will control.


9.   SUCCESSORS

     The provisions of the Plan shall be binding upon all successors of any Eligible Employee granted an Incentive Award under the Plan, including, without limitation, the estate of any such Eligible Employee and the executors, administrators or trustees of such estate, and any receiver, trustee in bankruptcy or representative of the creditors of any such Eligible Employee. Any obligations with respect to Incentive Awards granted pursuant to the Plan shall be expressly assumed by any successor in interest to the Company.


10.  GOVERNING LAW AND JURISDICTION OF NEW JERSEY COURTS

     This Plan and any agreement entered into in connection therewith shall be construed and its provisions enforced and administered in accordance with the laws of the State of New Jersey.


The foregoing reflects amendments made through January 30, 1996.